Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Boise Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-158737 and 333-150563) on Form S-8 and the registration statement (Nos. 333-157881 and 333-155595) on Form S-3 of Boise Inc. of our report dated February 25, 2010, with respect to the consolidated balance sheets of Boise Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Boise Inc.

/s/ KPMG LLP

Boise, Idaho

February 25, 2010